For Immediate Release
Thursday, May 7, 2015
Contacts: Ryan Hornaday, SVP/Finance & Treasurer
rhornaday@emmis.com
Patrick Walsh, CFO/COO, pwalsh@emmis.com
317.266.0100

Emmis Announces Fourth Quarter and Full-Year Earnings
Emmis Radio Stations Up 1% against Markets Down 3%

Indianapolis... Emmis Communications Corporation (NASDAQ: EMMS) today announced results for its fourth fiscal quarter and full-year ending February 28, 2015.

Emmis’ radio net revenues for the fourth fiscal quarter were $38.8 million, up from $32.3 million from the prior year, an increase of 20%. On a pro forma basis, Emmis’ revenues reported to Miller Kaplan in the markets where Emmis competes (excluding barter and syndication revenue) were up 0.8% in markets down 2.5%.

For the full year, radio revenues were $176.3 million, compared to $145.3 million in the prior year, an increase of 21%. On a pro forma basis, Emmis’ revenues reported to Miller Kaplan in the markets where Emmis competes (excluding barter and syndication revenue) were up 1.6% in markets down 3.7%.

February marked the 15th consecutive month in which Emmis outperformed the markets in which it competes. Every measured Emmis market outperformed for full year fiscal 2015. Emmis stations in New York, Los Angeles and Austin all outperformed their markets in the fourth fiscal quarter.

“Despite weakened markets and a challenged industry, Emmis once again outperformed. The radio industry needs a catalyst for growth, and we are convinced we have it with NextRadio, the Emmis-developed free smartphone app that marries over-the-air local FM broadcasts with visual and interactive features,” Jeff Smulyan, President & CEO of Emmis said.

The radio industry’s consumer awareness campaign for NextRadio has had remarkable results, further validating the promotional power of radio.

“Consumers exposed to NextRadio overwhelmingly love it,” Smulyan said. “Average Time Spent Listing (ATSL) per session on NextRadio is nearly double traditional listening, all major radio companies are supporting the effort, and we are adding 350,000 activations each month. The momentum is tremendous.”

Station operating income (SOI) during the quarter was $6.7 million, compared to $6.9 million for the same quarter of the prior year. For the full year, SOI was $53.4 million, compared to $48.3 million in the prior year.

During the fourth fiscal quarter, Emmis recorded noncash impairment losses totaling $74.6 million ($6.7 million of which is reflected in other (expense), income, net) and recorded a full valuation allowance against its deferred tax assets. These noncash impairment charges and the valuation allowance have no impact on Emmis’ cash flows, debt compliance, or ongoing operations.

A conference call regarding earnings will be hosted today at 9 a.m. Eastern by dialing 1-517-623-4891.  Questions may be submitted via email to ir@emmis.com. A digital playback of the call will be available until 6 p.m. on Thursday, May 21 by dialing 203-369-0390.

Emmis has included supplemental pro forma net revenues, station operating expenses, and certain other financial data on its website, www.emmis.com under the “Investors” tab.

Emmis generally evaluates the performance of its operating entities based on station operating income. Management believes that station operating income is useful to investors because it provides a meaningful comparison of operating performance between companies in the industry and serves as an indicator of the market value of a group of stations or publishing entities. Station operating income is generally recognized by the broadcast and publishing industries as a measure of performance and is used by analysts who report on the performance of broadcasting and publishing groups. Station operating income does not take into account Emmis' debt service requirements and other commitments, and, accordingly, station operating income is not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis' business or other discretionary uses.

Station operating income is not a measure of liquidity or of performance, in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to, and not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Operating Income is the most directly comparable financial measure in accordance with accounting principles generally accepted in the United States.

Moreover, station operating income is not a standardized measure and may be calculated in a number of ways. Emmis defines station operating income as revenues net of agency commissions and station operating expenses, excluding depreciation, amortization and non-cash compensation. A reconciliation of station operating income to operating income is attached to this press release.

The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission's Regulation FD.

Emmis Communications - Great Media, Great People, Great Service®
About Emmis Communications
Emmis Communications Corporation is a diversified media company, principally focused on radio broadcasting. Emmis operates the 9th largest radio portfolio in the United States based on total listeners. Emmis owns 19 FM and 4 AM radio stations in New York, Los Angeles, St. Louis, Austin (Emmis has a 50.1% controlling interest in Emmis’ radio stations located there), Indianapolis and Terre Haute, IN.

Note: Certain statements included in this press release which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:
• general economic and business conditions;
• fluctuations in the demand for advertising and demand for different types of advertising media;
•our ability to service our outstanding debt;
• competition from new or different technologies;
• increased competition in our markets and the broadcasting industry including our competitors changing the format of a station they operate
•to more directly compete with a station we operate in the same market;
•our ability to attract and secure programming, on-air talent, writers and photographers;
•inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons
•generally beyond our control;
• increases in the costs of programming, including on-air talent;
•inability to grow through suitable acquisitions or to consummate dispositions;
• changes in audience measurement systems
• new or changing regulations of the Federal Communications Commission or other governmental agencies;
• war, terrorist acts or political instability; and
• other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.

Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited, amounts in thousands, except per share data)

	Three months ended February 28,		Year ended February 28,

	2015	2014	2015	2014
OPERATING DATA:
Net revenues:
Radio	$38,757	$32,309	$176,250	$145,276
Publishing	14,445	14,612	61,142	59,747
Emerging Technologies	228	51	546	123
Total net revenues	53,430	46,972	237,938	205,146
Station operating expenses excluding depreciation and amortization expense and LMA fees:
Radio	29,954	24,831	117,167	97,564
Publishing	15,625	15,315	60,083	59,085
Emerging Technologies	1,271	665	3,759	2,360
Total station operating expenses excluding depreciation and amortization expense and LMA fees	46,850	40,811	181,009	159,009
Corporate expenses excluding depreciation and amortization expense	3,450	3,901	14,922	17,024
LMA fees	—	—	4,208	—
Hungary license litigation and related expenses	49	263	521	2,058
Depreciation and amortization	1,500	1,259	5,926	4,866
Impairment loss	67,915	—	67,915	—
Gain on contract settlement	—	—	(2,500)	—
Loss (gain) on disposal of assets	—	2	—	(8)
Operating (loss) income	(66,334)	736	(34,063)	22,197
Interest expense	(5,228)	(1,627)	(17,101)	(7,068)
Loss on debt extinguishment	—	—	(1,455)	(653)
Other (expense) income, net	(6,648)	22	(6,418)	116
(Loss) Income before income taxes	(78,210)	(869)	(59,037)	14,592
Provision (benefit) for income taxes	27,868	(34,974)	36,948	(34,063)
Consolidated net (loss) income	(106,078)	34,105	(95,985)	48,655
Net (loss) income attributable to noncontrolling interests	(280)	944	3,274	5,174
Net (loss) income attributable to the Company	(105,798)	33,161	(99,259)	43,481
Gain on extinguishment of preferred stock	—	—	—	325
Net (loss) income attributable to common shareholders	$(105,798)	$33,161	$(99,259)	$43,806

Basic net income per common share	$(2.47)	$0.82	$(2.33)	$1.08
Diluted net income per common share	$(2.47)	$0.71	$(2.33)	$0.94

Basic weighted average shares outstanding	42,818	40,682	42,537	40,506
Diluted weighted average shares outstanding	42,818	46,606	42,537	46,042

	Three months ended February 28,		Year ended February 28,

	2015	2014	2015	2014
OTHER DATA:
Station operating income (See below)	$6,747	$6,927	$53,441	$48,373
Cash paid for (refund from) income taxes, net	—	112	243	(903)
Cash paid for interest	3,722	1,468	9,781	6,289
Capital expenditures	949	780	3,514	3,057

Noncash compensation by segment:
Radio	$59	$497	$434	$1,477
Publishing	108	269	286	759
Corporate & Emerging Technologies	518	565	2,093	2,648
Total	$685	$1,331	$2,813	$4,884

COMPUTATION OF STATION OPERATING INCOME:
Operating (loss) income	$(66,334)	$736	$(34,063)	$22,197
Plus: Depreciation and amortization	1,500	1,259	5,926	4,866
Plus: Hungary litigation expense and related costs	49	263	521	2,058
Plus: Corporate expenses	3,450	3,901	14,922	17,024
Plus: Station noncash compensation	167	766	720	2,236
Plus: Impairment loss	67,915	—	67,915	—
Less: Gain on contract settlement	—	—	(2,500)	—
Less: Loss (gain) on sale of assets	—	2	—	(8)
Station operating income	$6,747	$6,927	$53,441	$48,373

SELECTED BALANCE SHEET INFORMATION:	February 28, 2015	February 28, 2014

Total Cash and Cash Equivalents	$3,669	$5,304
Credit Agreement Debt	$193,000	$54,000
98.7FM Nonrecourse Debt	$70,401	$74,942